Exhibit 10.19

Non-Employee Director Compensation

We currently pay our non-employee directors an annual retainer of $35,000, plus $1,000 per day for attendance at meetings of the Board of Directors or $500 if the meeting is telephonic. Our lead director is paid an additional annual retainer of $15,000. Pay for attendance at meetings of the Audit Committee of the Board of Directors by the Chairperson of the Committee is $1,500 per day or $750 if the meeting is telephonic and for other Board of Director attendees is $1,000 per day or $375 if the meeting is telephonic. Pay for attendance at meetings of the Compensation Committee and Nominating Governance Committee of the Board of Directors by the Chairperson of the Committee is $1,500 per day or $750 if the meeting is telephonic and for other Board of Director attendees is $750 per day or $375 if the meeting is telephonic. Each Chairperson of a Committee of the Board of Directors also receives an annual retainer. The annual retainer for the Audit Committee Chairperson, the Compensation Committee Chairperson and the Nominating Governance Committee Chairperson is $18,500, $7,500 and $5,000, respectively.

In 2011, our non-employee directors received an option grant to purchase 1,500 shares of our common stock quarterly on the date that is two days after the public announcement of our earnings for the immediately preceding quarter. Such options become exercisable one year after the grant date and expire ten years after the grant date.

In 2012, the equity component of the director's compensation will be valued at $110,000. In February 2012, the directors received a quarterly option grant to purchase 1,875 shares of our common stock. These options will become exercisable one year after the grant date and expire ten years after the grant date. Beginning with the May 2012 annual meeting of the stockholders, our non-employee directors will be entitled to receive an annual equity package valued at $110,000 to replace the former quarterly grants of stock options. Half of the annual equity package will consist of restricted stock units and the other half will consist of stock options. The restricted stock units and stock options will vest fully on the first anniversary of the grant date or the next annual meeting of the stockholders, whichever is earlier.